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                                                            OMB APPROVAL
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--------                                            OMB Number:       3235-0104
 FORM 3                                             Expires: September 30, 1998
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                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or         6. If Amendment, Date
    Waters      Louis          A.             Statement                     Trading Symbol (TYL)                 of Original
----------------------------------------      (Month/Day/Year)               Tyler Corporation                   (Month/Day/Year)
     (Last)     (First)     (Middle)             09/10/97                ------------------------------------
    10375 Richmond Avenue, Suite 1615      ----------------------------  5. Relationship of Reporting
----------------------------------------   3. IRS or Social Security          Person to Issuer
             (Street)                         Number of Reporting           (Check all applicable)
                                              Person (Voluntary)         __X__ Director           __X__  10% Owner
    Houston        Texas       77042                                     _____ Officer (give      _____  Other (specify
--------------------------------------     ----------------------------           title below)                  below)
      (City)      (State)      (Zip)                                           ----------------------------
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock ($0.01 par value per share)         2,000,000*                      I                      By Richmond Partners,
                                                                                                            Ltd., a Texas limited
                                                                                                            partnership, of which
                                                                                                            the reporting person is
                                                                                                            the sole general partner
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (7/96)


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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   Stock Purchase Warrant        9/10/97   9/10/07   Common Stock $0.01   2,000,000*    $2.50         I        by Richmond Partners
                                                     par value                                                 Ltd., a Texas
                                                                                                               limited partnership,
                                                                                                               of which the
                                                                                                               reporting person is
                                                                                                               sole general partner
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Explanation of Responses:

 *Under the terms of the Partnership Agreement, the reporting person has a pecuniary interest in less than 100% of the securities held by Richmond Partners, Ltd.

**Intentional misstatements or omissions of facts constitute Federal Criminal     By: /s/ Louis A. Waters         September 18, 1997
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             ---------------------------- ------------------
                                                                                  **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
      If space provided is insufficient, See Instruction 6 for procedure.                                           SEC 1473 (7/96)


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